Exhibit 99.1

For release Western Circuit and Analyst Wire.

March 4, 2005

BRIDGFORD FOODS CORPORATION (NASDAQ BRID) ANNOUNCES RESULTS FOR FIRST QUARTER

Anaheim, California - Bridgford Foods Corporation (Nasdaq: BRID) today reported sales for the first quarter (12 weeks) ended January 21,2005 were $33,591,000, a decrease of 4.9% compared to sales in the first twelve weeks of the prior fiscal year. The Company incurred a net loss of $196,000 in the first quarter of 2005 versus a loss of $138,000 in the same quarter of 2004.

Unit sales volume decreased between comparative quarters resulting in lower comparative sales. Higher unit selling prices partially offset the impact of lower unit sales volume. Continuing high costs for meat commodities and increases in fuel and pension benefits expense limited improvement in operating results.

Bridgford Foods Corporation, a producer of frozen dough, microwaveable sandwiches, dry sausages, processed meats and other convenience food products, currently has 9,998,000 shares of common stock outstanding.

BRIDGFORD FOODS CORPORATION

FINANCIAL HIGHLIGHTS

(UNAUDITED)

	12 Weeks Ended Jan 21, 2005	12 Weeks Ended Jan 23, 2004
Sales	$33,591,000	$35,322,000
Cost of sales	$22,571,000	$23,866,000
Selling, general & administrative expenses	$10,308,000	$10,664,000
Depreciation	$1,028,000	$1,014,000
Loss before taxes	$(316,000)	$(222,000)
Income tax benefit	$(120,000)	$(84,000)
Net loss	$(196,000)	$(138,000)
Basic loss per share	$(0.02)	$(0.01)
Average shares outstanding	10,000,000	10,265,000

CONTACT:	Bridgford Foods Corporation
R. Lancy, 714/526-5533